As Filed With The Securities And Exchange Commission
March 9, 2004

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.                    )

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☑	Soliciting Material Pursuant to §240.14a-12

Waypoint Financial Corp.

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This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Sovereign Bancorp, Inc. pending consummation of the merger of Seacoast Financial Services Corporation with and into Sovereign and the merger of Waypoint Financial Corp. with and into Sovereign that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following: (1) the respective businesses of Seacoast and Waypoint may not be combined successfully with Sovereign’s businesses, or such combinations may take longer to accomplish than expected; (2) expected cost savings from each of the mergers cannot be fully realized or realized within the expected timeframes; (3) operating costs, customer loss and business disruption following the mergers, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of each of the mergers may not be obtained, or adverse regulatory conditions may be imposed in connection with government approvals of the mergers, (5) the stockholders of Seacoast may fail to approve the merger of Seacoast with and into Sovereign and the shareholders of Waypoint may fail to approve the merger of Waypoint with and into Sovereign; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may adversely impact the expected financial benefits of the mergers, and compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competitive pressures from other financial service companies in Seacoast’s, Waypoint’s and Sovereign’s markets may increase significantly; and (10) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Other factors that may cause actual results to differ from forward-looking statements are described in Waypoint’s filings with the Securities and Exchange Commission. Waypoint does not undertake or intend to update any forward-looking statements.

Sovereign and Waypoint will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement which will be distributed to shareholders of Waypoint. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sovereign and Waypoint, free of charge on the SEC’s Internet site (http://www.sec.gov). In addition, documents filed by Sovereign with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Sovereign Bancorp, Inc., Investor Relations, 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Tel: 610-988-0300). In addition, documents filed by Waypoint with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Waypoint Financial Corp., 235 North Second Street, Harrisburg, Pennsylvania 17101, Attn: Richard C. Ruben, Executive Vice President and Corporate Secretary (Tel: 717-236-4041). Directors and executive officers of Waypoint may be deemed to be participants in the solicitation of proxies from the shareholders of Waypoint in connection with the merger. Information about the directors and executive officers of Waypoint and their ownership of Waypoint common stock is set forth in Waypoint’s proxy statement for its 2003 annual meeting of shareholders, as filed with the SEC on April 21, 2003. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

THE FOLLOWING IS THE TEXT OF AN INTERNAL E-MAIL TRANSMISSION THAT WAS DISTRIBUTED TO ALL WAYPOINT EMPLOYEES ON MARCH 9, 2004 BY WAYPOINT FINANCIAL CORP.

FROM: DAVE ZUERN

I am writing to inform you that Waypoint’s board of directors has reached an agreement that will allow our company to merge with Sovereign Bancorp, Inc. We are announcing the transaction to the financial community and the media today. At this point, we anticipate the transaction will be completed in October.

I wanted all of you to hear the news directly from me. In making this decision, our board carefully considered all possible options and made a decision that ultimately serves the best interests of our, shareholders, employees, customers and the community.

We believe Sovereign is an excellent match for us. The Philadelphia-based company shares many of our values and is committed to a similar strategy and customer model that emphasizes relationship building and personalized service. Sovereign is also active in the community and will continue our visible local presence with both people and financial resources.

Our central Pennsylvania and Maryland service areas represent natural extensions of Sovereign’s existing markets. Our combined resources will total almost 200 community banking offices throughout eastern and central Pennsylvania. The agreement also introduces the Sovereign brand to the Maryland market.

Maintaining key leadership locally will provide important continuity for our employees and existing customers. Sovereign is also committed to growing our service area with a wide array of enhanced retail and business banking products.

Your customers, friends and family are certain to have questions once this agreement is publicly announced. We will be providing you with additional information in the next few days, including ways you can receive answers to your specific questions. To help you learn more about Sovereign Bancorp, I’ve included some brief background information that outlines the company’s business philosophy, market share and members of the executive team.

In the meantime, I’d encourage you to keep providing our customers the same high levels of personalized service that Waypoint is known for, and to forward any calls from the news media to Stephen Gardner, Public Relations Manager, at 717-909-2603.

(See attached file: Q&A.doc)(See attached file: Sovereign FACT SHEETFinal.doc)(See attached file: Sovereign bios.doc)(See attached file: 3-09-04 to Acquire Waypoint Financial Corp..doc)

Q&A for Small Group Employee Meetings

Q: Why is Waypoint making this move?

In making this decision, our board of directors weighed all possible options, and ultimately chose the one that best serves the interests of Waypoint shareholders, employees, customers and the community.

Q: Why merge with Sovereign Bancorp?

We believe Sovereign is very compatible with our existing customer service standards. Like us, they combine the products and services of a large bank with the service culture of a smaller institution. Sovereign also shares our commitment to building long-term customer relationships through a community banking approach.

Our central Pennsylvania and Maryland service areas also represent natural extensions of Sovereign’s existing markets. When this transaction is complete, Sovereign will operate more than 200 community banking offices throughout eastern and central Pennsylvania.

Q: What will happen to customers’ Waypoint Accounts?

In the near term, nothing. We will continue to provide our clients with the excellent customer service for which Waypoint is known. Once the transaction is complete, our customers will begin transitioning to Sovereign’s account platform.

Q: How long will the merger take?

We are announcing the intent for a merger of the two companies today. We currently anticipate finishing negotiations and securing the necessary regulatory approvals to complete the transaction sometime this fall.

Q: Where is Sovereign Bank based? How large a company are they?

Sovereign Bancorp is headquartered in Philadelphia and is one of the 20 largest financial institutions in the country. When this transaction is complete, they will be a $55 billion company with more than 490 community offices in Pennsylvania, Maryland, Connecticut, Massachusetts, New Hampshire, New Jersey, New York and Rhode Island.

Q: Who will be the company leaders in our service area?

Dave Zuern and Andrew Samuel will maintain key leadership positions locally to provide important continuity for our employees, existing Waypoint customers and the communities we serve.

Q: How will I learn more about this transaction?

We will be keeping employees informed every step of the way, primarily through e-mail. We’re also establishing a way that will allow employees to submit specific questions that need answers, which you’ll be hearing about soon. Our objective is to answer all questions as openly and thoroughly as possible.

Q: How should I address customer inquiries?

The most important thing you can do with customers is reassure them that this transition will be as seamless as possible, and that we will be transitioning their accounts to Sovereign’s product platform later this year. For now, if customers have more serious questions concerning the future of their accounts, you should suggest they call their Regional Retail Executive.

Q: How can I learn more about Sovereign?

We’ve provided all employees with basic fact sheets that detail Sovereign’s business philosophy, market presence and leadership. You can learn more about the company by visiting Sovereign’s website at www.sovereignbank.com.

FACT SHEET
3/9/04

Corporate Headquarters: 1500 Market Street, Philadelphia, Pennsylvania

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $45 billion financial institution with approximately 535 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is among the top 20 largest banking institutions in the United States.

Mission

Sovereign is a World Class financial services provider, committed to helping our customers succeed by understanding and anticipating their individual financial needs and providing customized solutions, resulting in an average customer having six or more services with the Bank.

Vision

When consumers and businesses think of a World Class financial services provider, they choose Sovereign.

Values

World Class Commitment to:

• Team Members	• Shareholders
• Customers	• Community

Highlights	Sovereign	Waypoint	Post-Waypoint
Acquisition

National Ranking	20th	N/R	15th

Asset Size	$45 Billion	$5.3 Billion	$50.3 Billion

Loans	$31 Billion	$2.4 Billion	$33.4 Billion

Deposits	$32 Billion	$2.7 Billion	$34.7 Billion

Number of Offices	535	65	700

Number of ATMs	Approx. 1000	67	Over 1,000

Branch Map:

Geography: State	2003 Number of	2003 Deposit Market	2003
	Offices	Share	Ranking

Massachusetts	260 (330 post-Seacoast	7.74	3rd
	Financial Acquisition)

New Jersey	118	3.92	6th

Pennsylvania	147	3.05	7th
(post-acquisition)	(201)	(4.22)	(6th)

Rhode Island	30	10.86	3rd

Connecticut	35	2.43	10th

New Hampshire	22	5.51	5th

Maryland	0	N/A	N/A
(post-acquisition)	(7)	(0.26)	(39th)

Source: SNL Interactive

Source: KBW Eastern Regional Bank Symposium, March 4, 2004

Key Executive Management

Jay S. Sidhu
Chairman, President and CEO, Sovereign Bancorp, Inc.
Chairman, President and CEO, Sovereign Bank

Jay S. Sidhu was named chairman in April, 2002, and has been president and chief executive officer of Sovereign Bancorp, Inc., and Sovereign Bank, since 1989. Prior to joining Sovereign in 1986 as vice chairman and chief operating officer, he held management positions at Independence Bancorp, Inc., Bucks County Bank, and Chemical Bank, NJ.

During Mr. Sidhu’s leadership at Sovereign, total assets, income, and stock price have been up about 25% per year. Today, Sovereign is among the largest 30 financial institutions in the country, the third largest headquartered in Pennsylvania, the fourth largest in New Jersey, and the third largest in New England.

Mr. Sidhu has been recognized as Financial World’s CEO of the Year and was a 1996 Turnaround Entrepreneur of the Year, Berks Chamber of Commerce Large Business Leader of the Year, and Caron Foundation’s Citizen of the Year. He has a MBA from Wilkes University and has completed numerous education development programs including the Presidents’ Course at Harvard Business School. Mr. Sidhu also serves on several corporate, educational, and community boards and has also been a speaker on Emotional Intelligence and Leadership at several conferences in the United States and abroad.

James J. Lynch
Chairman & CEO, Sovereign Bank Mid-Atlantic Division

Jim Lynch joined Sovereign Bank as the Chairman and CEO of the Mid-Atlantic Division in September of 2002. Prior to joining Sovereign, he held the position of Chairman, President and CEO of Fleet Bank — Pennsylvania. From 1996 to 1998, he served as Chairman, President and CEO of Prime Bank, during which Prime Bank grew in size, profitability and market value. Prime was purchased by Summit Bancorp in August, 1999 and Summit merged with FleetBoston Financial in March, 2001.

Prior to leading Prime Bank, Mr. Lynch was Executive Vice President of Midlantic Bank, responsible for Midlantic’s Pennsylvania and South Jersey operations. Prior to a merger with Midlantic Bank, he served in many capacities at Continental Bank and as Continental’s President from 1992 to 1994.

Mr. Lynch is active in professional and civic organizations, serving as an Executive Committee Member of the Greater Philadelphia Chamber of Commerce, immediate past Chairman of the Central Philadelphia Development Corporation and is currently Chairman of the Board of LaSalle University. In 2001, Mr. Lynch was named Banker of the Year by the Risk Management Association — Philadelphia Chapter for his contribution to the commercial lending profession.

Mr. Lynch’s undergraduate degree from La Salle University is in Marketing, and his graduate studies were at Drexel University in the area of Finance.

Sovereign to Acquire Waypoint Financial Corp.

A franchise enhancing transaction into South-Central Pennsylvania and Northern

Maryland; accretive to earnings in first year.

Philadelphia, PA and Harrisburg, PA, March 9 /PRNewswire/ — Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced today that it has reached a definitive agreement to acquire Waypoint Financial Corp. (“Waypoint”) (Nasdaq: WYPT). Waypoint is a $5.3 billion bank holding company headquartered in Harrisburg, Pennsylvania, which operates 65 community banking offices serving 10 counties in South-Central Pennsylvania and Northern Maryland.

The transaction, valued at approximately $980 million, provides Sovereign with a strong market share in contiguous counties to which it currently serves. Waypoint’s primary Pennsylvania service area includes Dauphin, Cumberland, York, Lancaster and Lebanon counties. In terms of deposits, it ranks #1 in Dauphin County, #2 in York County and #3 in Cumberland County. In Maryland, Waypoint serves Washington, Harford and Baltimore counties. Waypoint’s primary banking markets have enjoyed a stable economic base and have performed and are expected to perform better than the state of Pennsylvania, the Philadelphia MSA and the national economy.

“We are very excited about this opportunity. This acquisition improves Sovereign’s position as the second largest bank headquartered in Pennsylvania and improves its market share position in the entire state of Pennsylvania to #5. It also creates leading market share positions in new and contiguous micro-markets,” stated Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer. “This acquisition meets our acquisition criteria: it is accretive to earnings per share, we remain on track for our 2005 capital goals and it adds to our core franchise. Waypoint has a business model emphasizing low risk retail and commercial banking which is of a manageable size to facilitate integration. By banking with Sovereign, Waypoint’s customers will soon have access to products and services such as Red Carpet Service guarantees, free checking, cash management, capital markets, commercial lending and government banking. In addition, there are meaningful cost savings due to branch overlap and economies of scale.”

David E. Zuern, President and CEO of Waypoint said, “We are excited about joining Sovereign, a Pennsylvania based company with a very similar commitment to a performance culture focused on customers, employees and community as well as shareholders. We expect to continue to offer an even broader array of products delivered with the same flexibility, responsiveness and local decision making that our customers expect.”

Under the terms of the agreement, shareholders of Waypoint will be entitled to receive $28.00 in cash, 1.262 shares of Sovereign common stock, or a combination thereof per share, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 70% of the Waypoint shares will be exchanged for Sovereign common stock and 30% will be exchanged for cash. If elections for stock exceed 70% or elections for cash exceed 30%, Sovereign can require Waypoint shareholders to accept more stock or cash, in order to preserve the basic 70% stock, 30% cash feature.

The merger is subject to approval by various regulatory agencies and Waypoint shareholders. Sovereign anticipates that the transaction will close in the fourth quarter of 2004.

A live call for analyst/investors only will be held today, Tuesday, March 9, 2004, beginning at 9:30 a.m. ET to discuss this transaction. Interested parties can participate by dialing 1-800-464-9103. The analyst/investor call replay can be accessed anytime from 12:00 pm ET on March 9, 2004 through 12:00 a.m. ET on March 16, 2004 by dialing 1-800-642-1687, confirmation ID# 5179253. A press conference will be held at 10:30 a.m., interested parties may participate by dialing 1-877-625-9192.

An electronic presentation can be accessed beginning Tuesday, March 9, 2004 at 8:30 am at www.sovereignbank.com =>Investor Relations=>Presentations. The presentation serves as a reference and summary for the live call.

About Sovereign Bancorp

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $45 billion financial institution with 535 community banking offices, nearly 1,000 ATMs and about 8,300 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania,

and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management, and insurance. Sovereign, pro forma for acquisitions, is one of the top 20 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

About Waypoint Financial Corp.

Waypoint Financial Corp. is a $5.3 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 65 branches. Waypoint Bank operates 57 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 120,000 household and business customers.

-END-

Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company’s performance. These measures, as used by Sovereign, adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings represent net income adjusted for the after-tax effect effects of merger-related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2004 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

In addition, this press release and filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Sovereign Bancorp, Inc. pending consummation of the merger of Seacoast Financial Services Corporation with and into Sovereign and the merger of Waypoint Financial Corp. with and into

Sovereign that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following: (1) the respective businesses of Seacoast and Waypoint may not be combined successfully with Sovereign’s businesses, or such combinations may take longer to accomplish than expected; (2) expected cost savings from each of the mergers cannot be fully realized or realized within the expected timeframes; (3) operating costs, customer loss and business disruption following the mergers, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of each of the mergers may not be obtained, or adverse regulatory conditions may be imposed in connection with government approvals of the mergers, (5) the stockholders of Seacoast may fail to approve the merger of Seacoast with and into Sovereign and the shareholders of Waypoint may fail to approve the merger of Waypoint with and into Sovereign; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may adversely impact the expected financial benefits of the mergers, and compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competitive pressures from other financial service companies in Seacoast’s, Waypoint’s and Sovereign’s markets may increase significantly; and (10) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Other factors that may cause actual results to differ from forward-looking statements are described in Sovereign’s filings with the Securities and Exchange Commission.

Additional Information About the Merger

Sovereign and Waypoint will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement which will be distributed to shareholders of Waypoint. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sovereign and Waypoint, free of charge on the SEC’s Internet site (http://www.sec.gov). In addition, documents filed by Sovereign with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Sovereign Bancorp, Inc., Investor Relations, 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Tel: 610-988-0300). In addition, documents filed by Waypoint with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Waypoint Financial Corp., 235 North Second Street, Harrisburg, Pennsylvania 17101, Attn: Richard C. Ruben, Executive Vice President and Corporate Secretary (Tel: 717-236-4041). Directors and executive officers of Waypoint may be deemed to be participants in the solicitation of proxies from the shareholders of Waypoint in connection with the merger. Information about the directors and executive officers of Waypoint and their ownership of Waypoint common stock is set forth in Waypoint’s proxy statement for its 2003 annual meeting of shareholders, as filed with the SEC on April 21, 2003. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.